Exhibit 99.1

FiEE, Inc. Announces Fourth Quarter and Full-Year 2025 Financial Results

Full-Year Revenue Growth of 867.9% Year-over-Year

Achieved Net Income Turnaround in Fiscal Year 2025

Hong Kong, 20 March 2026 -- FiEE, Inc. (NASDAQ:FIEE) (“FiEE” or the “Company”), a technology company integrating IoT, connectivity and AI to redefine brand management solutions in the digital era, today announced its financial results for the fourth quarter and full-year ended December 31, 2025.

Operational and Financial Highlights for the Year Ended December 31, 2025

●	Revenue increased 867.9% year-over-year to approximately $6.2 million. The increase in revenue primarily reflects the Company’s strategic transition from legacy hardware operations to SaaS solutions, with a new business model focusing on integrating AI and big data into content creation and brand management. Notably, during March 2025, we successfully secured our first customer orders and generated initial sales, marking a critical milestone in the strategic pivot. Our target clients are individuals or entities seeking to grow their online presence as influencers or content creators.

●	Gross profit increased 2,483.0% year-over-year to approximately $5.4 million. Gross margin improved significantly to 86.4%, as compared to 32.4% in the prior year.

●	Net income was approximately $1.1 million, representing a turnaround from a net loss of $4.2 million in the prior year.

●	Net cash provided by operating activities was approximately $3.6 million during the year ended December 31, 2025.

●	During 2025, the Company onboarded approximately 800 customers. The newly onboarded customers in 2025 led to SaaS – MCN digital service fees totaling $6.8 million, of which $5.3 million was recognized as revenue in 2025.

●	The Company introduced customized software services in July 2025. As of December 31, 2025, we have secured contracts totaling $1.2 million for customized software services, a portion of which was recognized as revenue in 2025 based on the progress of completion. As of December 31, 2025, we successfully signed contracts with 13 customers for these customized software services, with related accounts receivable amounting to $0.6 million.

●	Through the acquisition of Houren-Geiju Kabushikikaisha, a Japanese technology company specializing in digital authentication services for art collections, in November 2025, we added the ability to provide digital authentication services. As of December 31, 2025, digital authentication services generated $0.3 million in revenue, serving one corporate client and 38 individual clients. This service leverages AI and blockchain technology to provide authentication, certification, and display services for artworks and collectibles, further diversifying our revenue streams.

Operational and Financial Highlights for the Fourth Quarter Ended December 31, 2025

●	Revenue was approximately $4.2 million, compared to $1.9 million for the three months ended September 30, 2025. The increase was primarily driven by the full launch of our new business operations following the strategic transformation .

●	Gross profit was approximately $3.7 million, compared to $1.6 million for the three months ended September 30, 2025.

●	Net income was approximately $2.3 million, compared to a net loss of $0.3 million for the three months ended September 30, 2025.

Rafael Li, Chief Executive Officer of FiEE, commented, “We are pleased to report a strong fourth-quarter and full-year 2025 performance, with full-year revenues rising 867.9% year-over-year to approximately $6.2 million, supported by our changing strategic focus from hardware operations to SaaS solutions. Despite receiving our first customer orders in March 2025, we were able to onboard 800 customers in the span of 10 months, while significantly boosting our gross margin by 54.0 percentage points to 86.4%. As a result, FiEE expects its profit turnaround in 2025 to lay a solid foundation for sustainable performance.”

Mr. Li further mentioned, “Looking ahead, we plan to remain committed to investing in R&D to expand our service offerings, enhance customer experience, and deliver greater brand value across the digital content landscape. In addition to organic growth, we also plan to keep a keen eye on other external opportunities, in an attempt to further accelerate business growth and create greater value for our stockholders.”

Financial Results for the Year Ended December 31, 2025

Revenue was approximately $6.2 million, compared to approximately $0.6 million in the same period of fiscal year 2024.

	Year Ended December 31,		%
	2025	2024	change
Revenues	$	$	YoY
Product sales
● Cable modems & gateways	$-	$638,804	(100.0)%
● Other networking products	-	1,089	(100.0)%
● SaaS – MCN digital services	5,275,761	-	N/A
● Software services	588,811	-	N/A
● Digital authentication services	329,044	-	N/A
Total	$6,193,616	$639,893	867.9%

Gross profit was approximately $5.4 million, compared to approximately $0.2 million in the same period of 2024.

Gross margin was 86.4%, compared to 32.4% in the same period of 2024.

Operating expenses were approximately $3.8 million, representing a decrease of 14.4% from $4.4 million in the same period of 2024.

●	Selling and marketing expenses were approximately $0.4 million, representing an increase of 531.7% from $0.07 million in the prior year, primarily due to the Company’s business transformation. In 2024, the Company was in a transition period with reduced legacy operations, resulting in low sales support costs. In 2025, with the full launch of new business operations, the Company increased marketing activities and investments to promote its digital content services, software development services, and digital authentication services.

●	General and administrative expenses were approximately $3.3 million, representing an increase of 61.8% from $2.1 million in the prior year. The increase was primarily due to the reallocation of our business operation from hardware-focused to software-focused and cost reduction efforts in 2024, which significantly reduced expenses associated with personnel, administrative support, and related infrastructure. The warrant issuance to Mr. David Lazar, a former director and officer of the Company, accounted for approximately $1.0 million in warrant expenses in the third quarter of 2025, representing over 84.3% of the total increase in general and administrative expenses in 2025.

●	Research and development expenses were approximately $0.05 million, representing a decrease of 58.1% from $0.1 million in the prior year. The research and development expenses incurred in 2025 were primarily related to software subscriptions and support costs. The research and development expenses may fluctuate depending on the timing and number of development activities, and could vary significantly as a percentage of revenues, depending on actual revenues achieved in any given year.

Operating income was approximately $1.6 million, as compared to a loss of $4.2 million in the prior year.

Net income was approximately $1.1 million, representing a turnaround from a loss of $4.2 million in the prior year.

Diluted earnings per common share was $0.10, as compared to a loss of $1.34 in the prior year.

As of December 31, 2025, total cash was $3.1 million, as compared to $0.03 million as of December 31, 2024.

About FiEE, Inc.

FiEE, Inc. (NASDAQ:FIEE), formerly Minim, Inc., was founded in 1977. It has a historical track record of delivering comprehensive WiFi/Software as a Service platform in the market. After years of development, it made the strategic decision to transition to a Software First Model in 2024 to expand its technology portfolio and revenue streams. In 2025, FiEE, Inc. rebranded itself as a technology company leveraging its expertise in IoT, connectivity, and AI to explore new business prospects and extend its global footprint.

FiEE, Inc.’s services are structured into four key categories: Cloud-Managed Connectivity (WiFi) Platform, IoT Hardware Sales & Licensing, SAAS Solutions, and Professional To-C and To-B Services & Support. Notably, FiEE, Inc. has introduced its innovative Software as a Service solutions, which integrate its AI and data analytics capabilities into content creation and brand management. This initiative has led to the nurturing of a robust pool of KOLs on major social media platforms worldwide, assisting them in developing, managing, and optimizing their digital presence across global platforms. FiEE, Inc.’s services include customized graphics and posts, short videos, and editorial calendars tailored to align with brand objectives.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “expects,” “may,” “might,” “will,” “should,” “seeks,” “intends,” “plans,” “strives,” “goal,” “estimates,” “forecasts,” “projects” or “anticipates” or the negative of these terms and similar expressions are intended to identify forward-looking statements. Forward-looking statements included in this press release may include, among others, statements relating to (i) the future financial position and performance of the Company, (ii) our ability to successfully implement our strategic business transformation, (iii) our long-term growth objectives and opportunities, (iv) our commitment to investing in R&D to expand our service offerings, enhance customer experience, and deliver greater brand value across the digital content landscape and (v) our plans to further accelerate business growth and create value for our stockholders.

By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement. In addition, there may be other factors of which we are presently unaware or that we currently deem immaterial that could cause our actual results to be materially different from the results referenced in the forward-looking statements. All forward-looking statements contained in this press release are qualified in their entirety by this cautionary statement. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” included in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and other risk factors described from time to time in subsequent quarterly reports on Form 10-Q or other subsequent filings. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

For investor and media inquiries, please contact:

Email: fiee@dlkadvisory.com

(financial tables follow)

FIEE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31, (unaudited)
	2025	2024
	$	$
ASSETS
Current assets
Cash	3,084,461	30,162
Accounts receivable	2,110,715	-
Other receivable	1,217,692	-
Prepaid expenses and other current assets	199,309	134,757
Total current assets	6,612,177	164,919

Property, equipment and software, net	366,439	119,871
Intangible assets	3,529,835	-
Operating lease right-of-use assets, net	31,004	-
Other assets	231,680	22,245
Total assets	10,771,135	307,035

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	511,206	143,414
Contract liabilities	1,497,721	-
Accrued expenses and other current liabilities	1,169,737	293,613
Income tax payables	972,743
Current maturities of operating lease liabilities	30,350	-
Total current liabilities	4,181,757	437,027
Total liabilities	4,181,757	437,027

Stockholders’ equity (deficit)
Preferred stock	1,639,779	1,639,779
Common stock	79,341	37,138
Additional paid-in capital	100,500,280	94,886,147
Accumulated deficit	(95,621,579)	(96,694,013)
Accumulated other comprehensive (loss) income	(8,443)	957
Total stockholders’ equity (deficit)	6,589,378	(129,992)
Total liabilities and stockholders’ equity (deficit)	10,771,135	307,035

FIEE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME (LOSS) SHEETS

	Years ended December 31, (unaudited)
	2025	2024
	$	$
Revenues	6,193,616	639,893
Cost of revenues	840,018	432,634
Gross profit	5,353,598	207,259
Operating expenses:
Selling and marketing	418,011	66,171
General and administrative	3,337,649	2,062,441
Research and development	47,419	113,294
Vendor liability forgiveness, net of asset transfers	-	2,200,929
Total operating expenses	3,803,079	4,442,835
Operating income (loss)	1,550,519	(4,235,576)

Other income (expense):
Interest income (expense), net	(8,953)	82
Foreign currency exchange loss	(14,315)	-
Other, net	(6,613)	-
Total other income (expense)	(29,881)	82

Income (loss) before income taxes	1,520,638	(4,235,494)

Income tax expense (benefit)	448,204	(11,216)

Net income (loss)	1,072,434	(4,224,278)
Allocation to participating preferred stock	(391,125)	-
Net income (loss) attributable to common stockholders	681,309	(4,224,278)

Basic earnings (loss) per common share	0.12	(1.34)
Diluted earnings (loss) per common share	0.10	(1.34)

Weighted-average number of common shares outstanding:
Basic	5,622,077	3,159,061
Diluted	7,080,633	3,159,061

Net income (loss)	1,072,434	(4,224,278)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(9,400)	-
Total comprehensive income (loss)	1,063,034	(4,224,278)